Exhibit 3.39

No. V-35665

ARTICLES OF ASSOCIATION

OF THE

ARA LEISURE SERVICES OF VERMONT, INC.

STATE OF VERMONT

Secretary of State’s Office

Filed November 3, 1973

            /s/

Secretary of State

ARTICLES OF ASSOCIATION

The name of the corporation shall be ARA LEISURE SERVICES OF VERMONT, INC.

The initial registered agent shall be C T CORPORATION SYSTEM with registered office at 192 College Street, c/o. C T Corporation System, Burlington, Vermont 05401

The corporation shall be located at NONE

The operating year shall be Calendar Fiscal 52-53 week period ending the Friday closest to September 30

                                                                                  (Dec. 31)                                                         (Month – day)

If a fiscal year ending is not specified, the calendar year ending December 31st shall be designated as your fiscal ear ending.

The period of duration shall be (if perpetual so state) perpetual

This corporation is organized for the purpose of operation of vending and food services.

Here set out purposes clearly and briefly, using separate paragraph to cover each separate purpose.

The following information regarding shares must be completed by business corporations. Non-profit corporations cannot have shares.

The aggregate number of shares the corporation shall have authority to issue is

-0- shares, preferred, with a par value of (if no par value, so state)

1,000 shares, common, with a par value of (if no par value, so state) One Dollar. ($1.00) each.

If preferred shares are provided for, state here briefly the terms of preferences. If shares are to be divided into classes or series, state here the designation, preferences, limitations, and relative rights of each class or series.

Directors: Business corporations with three or more shareholders must have at least three directors. If there are fewer than three shareholders, the number of directors may be equal to, but not less than, the number of shareholders.

Non-profit corporations must have at least three directors.

The initial board of directors shall have Three (3)… members with the following serving as directors until their successors be elected and qualify:

Name	Post Office Address
M. Roy Cohen	c/o Sugarbush, Valley Inc., Warren, VT 05674
Robert Schaffer	c/o Sugarbush, Valley Inc., Warren, VT 05674
L. Frederick Sutherland	c/o Walnut, Street, Philadelphia, PA. 19107

Having named fewer than three directors I hereby state that the number of shareholders does not exceed the number of directors.

3

Incorporation	Post Office Address

/s/ Bret P. Powell	P.O. Box 567, Burlington, Vermont 05402
Bret P. Powell, Esq.

Names must be Printed or Typed under all signatures. No. 101 Acts of 1965.

Dated at Burlington, Vermont in the County of Chittenden this      day of November, 1983.

4

Fee See Reverse Side

State of Vermont

Office of Secretary of State

ARTICLES OF AMENDMENT

of

ARA LEISURE SERVICES OF VERMONT, INC.

a corporation organized and existing under the laws of the State of Vermont with its registered office at C T Corporation System, 792 College Ave., Burlington, VT by unanimous consent of the shareholders on the 26th day of July 1989 to amended its Articles of Association as follows:

(If additional space is needed, use the reverse side)

The name of the corporation shall be:

ARASERVE of Vermont, Inc.

At the time of the meeting there were 1,000 shares outstanding and 1,000 entitled to vote (if the shares of any class are entitled to vote as a class, designate below the class and number of outstanding shares).

The Amendment was authorized by unanimous written consent of shareholders.

The numbers of shares voting for and against the amendment were (if the shares of any class entitled to vote as a class, designate below the class and number of outstanding shares).

All shares voted for the amendment.

Date: July 1989	/s/ Joseph Wilkes President or Vice President Joseph Wilkes

/s/ Priscilla M. Bodnar Secretary Priscilla M. Bodnar

VERMONT SECRETARY OF STATE

Location: 81 River Street Mail: 109 State Street

Montpelier, VT 05609-1104 (802) 828-2386

ARTICLES OF AMENDMENT

Name of corporation ARASERVE OF VERMONT, INC.

A corporation may amend its articles of incorporation at anytime to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporators or board of directors may adopt one or more amendments to the corporation’s articles of incorporation.

The text and date of each amendment adopted.

That the following amendment was adopted by the Board of Directors on the 1st day of July, 1994, by the unanimous written consent of its members.

RESOLVED, that the Articles of Incorporation of ARASERVE OF VERMONT, INC. be amended by changing the First Article thereof, so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is: ARAMARK Educational Services of Vermont, Inc.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

No change.

If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.

The amendment was adopted by the unanimous consent of the shareholders.

If the amendment was approved by shareholders.

(A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group represented at the meeting.

There were one thousand (1,000) shares of common stock outstanding and entitled to vote on the amendment.

(B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

One thousand (1,000) shares were voted in favor of the amendment by the unanimous consent in lieu of a meeting. No shares voted against the amendment.

The amendment shall be effective on October 10, 1994.

Signature   /s/ Priscilla M. Bodnar             Title  Secretary             Date  October 3, 1994

$25.00 FEE MUST BE ATTACHED.

THIS APPLICATION MUST BE TYPEWRITTEN OR PRINTED AND MUST BE FILED IN DUPLICATE.

OFFICE OF SECRETARY OF STATE

FILED OCT-7-1994

Donald M. Hooper

fee of $25.00 has been paid.

7